Exhibit 99.1

Sotera Health Reports Fourth-Quarter and Full-Year 2023 Results;
Provides 2024 Outlook
•2023 net revenues increased 4.5% to $1.05 billion, compared to 2022
•2023 net income of $51 million or $0.18 per diluted share
•2023 Adjusted EBITDA(1) increased 4.3% to $528 million
•2023 Adjusted EPS(1) decreased $0.15 to $0.81 per diluted share
•Full-year 2024 outlook of 4.0% - 6.0% growth for Net Revenues and Adjusted EBITDA
CLEVELAND, OH, February 27, 2024 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced financial results for the fourth-quarter and full-year 2023 and its initial 2024 outlook.

For the fourth-quarter 2023, net revenues increased 23.3% to $310 million, compared with $252 million in the same period a year ago. Net revenues increased 21.9% on a constant currency basis. Net income attributable to the Company (“net income”) was $39 million, or $0.14 per diluted share, compared with a net loss attributable to the Company (“net loss”) of $320 million, or $1.14 per diluted share for the fourth-quarter 2022, which included a $408 million legal reserve. Adjusted EBITDA increased by 28.7% to $167 million compared to the prior-year quarter. Adjusted earnings per diluted share (“Adjusted EPS”) was $0.26, an increase of $0.01 per diluted share, compared to the fourth quarter of 2022.

For full-year 2023, net revenues increased 4.5% to $1.05 billion, compared with $1.00 billion for full-year 2022. Net revenues increased 4.2% on a constant currency basis. Net income was $51 million, or $0.18 per diluted share, compared with net loss of $234 million, or $0.83 per diluted share, for 2022. Adjusted EBITDA increased 4.3% to $528 million, compared to 2022. Adjusted EPS was $0.81 in 2023, a decrease of $0.15 from 2022.

“Today I am pleased to announce another year of top- and bottom-line growth,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “Throughout 2023, the Sotera Health team demonstrated resilience, adaptability and an unwavering commitment to the Company’s core values in the face of continued macro-economic pressures. During the year, Sterigenics completed four capacity expansions, the Nordion team successfully navigated the complex Cobalt-60 supply chain, and Nelson Labs continued to provide our customers with world-class lab testing services and expert advisory support. We remain focused on our mission of Safeguarding Global Health© and are excited for continued growth in 2024.”
Fourth-Quarter and Full-Year 2023 Review by Business Segment
Sterigenics
For fourth-quarter 2023, net revenues were $172 million, an increase of 6.5% compared to the fourth quarter a year ago. Segment income was $95 million, an increase of 6.4%.
For full-year 2023, Sterigenics net revenues were $667 million, an increase of 6.5% compared to 2022. Segment income increased 6.8% to $362 million.
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Net revenue growth for fourth-quarter 2023 was driven by favorable pricing and changes in foreign currency exchange rates, partially offset by unfavorable volume and mix.
Segment income growth for the quarter was also driven by favorable pricing and changes in foreign currency rates, partially offset by higher costs and unfavorable volume and mix.
Nordion
For fourth-quarter 2023 net revenues were $80 million, an increase of 134.2%, compared to the fourth quarter a year ago as Nordion generated 50% of its full-year revenue in the quarter, as expected. Segment income increased 162.7% to $53 million.
For full-year 2023, Nordion net revenues were $160 million, an increase of 4.4% compared to 2022. Segment income increased by 8.0% to $97 million.
The increase in net revenues, segment income and segment income margin for fourth-quarter 2023 was driven by favorable impacts from volume and pricing.
Nelson Labs
For fourth-quarter 2023, net revenues were $58 million, an increase of 4.3% compared to the fourth quarter a year ago. Segment income decreased 7.8% to $19 million.
For full-year 2023, Nelson Labs net revenues were $222 million, a decrease of 0.8% compared to 2022. Segment income decreased 10.9% to $69 million.
Net revenue growth for the fourth-quarter 2023 was driven by favorable pricing and changes in foreign currency exchange rates, partially offset by unfavorable volume and mix.
Segment income and margin decline for the fourth-quarter 2023 was driven by unfavorable volume and mix coupled with the impact of inflation, partially offset by favorable pricing.
Balance Sheet and Liquidity
As of December 31, 2023, Sotera Health had $2.3 billion in total debt, and $296 million in cash and cash equivalents, compared to $2.0 billion in total debt and $395 million in cash and cash equivalents as of December 31, 2022. As of December 31, 2023, the Company had no balance outstanding on its revolving credit facility. Material debt balances outstanding do not mature until 2026. Sotera Health’s Net Leverage Ratio(1) as of December 31, 2023 was 3.8x, compared to 3.2x at December 31, 2022.
Full-Year 2024 Outlook
Today, Sotera Health is providing its full-year 2024 outlook:
•Net revenues and Adjusted EBITDA growth in the range of 4.0% to 6.0%,
•Interest Expense in the range of $170 million to $180 million,
•Tax rate applicable to Adjusted Net Income(1) in the range of 31.5% to 34.5%,
•Adjusted EPS in the range of $0.67 to $0.75,
•A weighted-average fully diluted share count in the range of 283 million to 285 million shares,
•Capital expenditures in the range of $205 million to $225 million
The Company does not provide a reconciliation for non-GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items without unreasonable effort. The Company cannot reconcile its expected Adjusted EBITDA,
(1) This is a non-GAAP financial measure used throughout this press release; please refer to the section “Non-GAAP Financial Measures” for explanations of our Non-GAAP financial measures and the schedules provided later in this release for reconciliations of reported GAAP to Non-GAAP financial measures.

Adjusted Net Income, Adjusted EPS and Net Leverage Ratio without unreasonable effort because certain items that impact net income, earnings per share and other reconciling metrics are out of the Company’s control and/or cannot be reasonably predicted at this time, including uncertainties caused by changes to the regulatory landscape, restructuring items and certain fair value measurements, all of which are potential adjustments for future earnings.
The outlook provided above contains a number of assumptions, including, among others, the Company’s current expectations regarding supply chain continuity, particularly for the supply of EO and Cobalt-60, the impact of inflationary trends including their impact on energy prices and the supply of labor, and the expectation that exchange rates as of January 31, 2024 remain constant for the remainder of 2024. Our outlook is based on current plans and expectations and is subject to several known and unknown risks and uncertainties, including those set forth below under “Cautionary Note Regarding Forward-Looking Statements.”
Earnings Webcast
Sotera Health management will host a conference call and webcast to discuss the Company’s operating highlights and financial results at 9:00 a.m. Eastern Time today. To participate in the live call, please dial 1-844-481-2916 if dialing in from the United States, or 1-412-317-0709 if dialing in from other locations. A live webcast of the conference call and accompanying materials may also be accessed via the Investor Relations section of the Company’s website at Presentation & Events | Sotera Health. A replay of the webcast will be archived on the Company’s website.
Updates on recent developments in matters relevant to investors can be found on the Investor Relations section of the Sotera Health website at Investor Relations | Sotera Health. For developments related to EO, updates can be found at Ethylene Oxide | Sotera Health.
Upcoming Investor Events
•Barclay’s 2024 Global Healthcare Conference at 7:30 a.m. Eastern Time, March 13, 2024
•KeyBanc Life Sciences & Medtech Investor Forum at 9:00 a.m. Eastern Time, March 19, 2024
Cautionary Note Regarding Forward-Looking Statements
Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative versions of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of ethylene oxide (“EO”) or Cobalt-60, or our other direct materials, services and supplies, including as a result of geopolitical instability and/or sanctions arising from United States, Canadian, United Kingdom or European Union relations with Russia; fluctuations in foreign currency exchange rates; changes in industry trends, environmental, health and safety regulations or preferences, and general economic, social and business conditions; the impact and outcome of current and future legal proceedings and liability claims, including litigation related to use of EO and/or emission and releases of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; our ability to increase capacity at existing facilities, build new facilities in a timely and cost-effective manner and renew leases for our leased facilities; our ability to attract and retain qualified employees; the risks of doing business internationally, including global and regional economic and political instability and compliance with numerous and sometimes inconsistent laws and regulations in multiple jurisdictions; and an inability to pursue strategic transactions, find suitable acquisition targets, or integrate strategic acquisitions into our business successfully. For additional discussion of these risks and uncertainties, please refer to the Company’s filings with the SEC, such as its annual and quarterly reports. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.
Non-GAAP Financial Measures
To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Segment income margin, Net Debt and Net Leverage Ratio and constant currency, financial measures that are not based on any standardized methodology prescribed by GAAP.
We define Adjusted Net Income as net income (loss) before amortization and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.
We define Adjusted EBITDA as Adjusted Net Income before interest expense, depreciation (including depreciation of Co-60 used in our operations) and income tax provision applicable to Adjusted Net Income.
Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net revenues.
Segment income margin is equal to segment income divided by net segment revenues.
We define Adjusted EPS as Adjusted Net Income divided by the weighted average number of diluted shares outstanding.
Our Net Debt is equal to our total debt, plus unamortized debt issuance costs and debt discounts, less cash and cash equivalents.
Our Net Leverage Ratio is equal to Net Debt divided by Adjusted EBITDA.
Constant currency is a non-GAAP financial measure we use to assess performance excluding the impact of foreign currency exchange rate changes. We calculate constant currency net revenues by translating prior year net revenues in local currency at the average exchange rates applicable for the current period. The translated results are then used to determine year-over-year percentage increases or decreases. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

We use these non-GAAP financial measures as the principal measures of our operating performance. Management believes these measures allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without the impact of certain non-cash items and non-routine items that we do not expect to continue at the same level in the future and other items that are not core to our operations. We believe that these measures are useful to our investors because they provide a more complete understanding of the factors and trends affecting our business than could be obtained without these measures and their disclosure. In addition, we believe these measures will assist investors in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. Our management also uses these measurements in their financial analysis and operational decision-making and Adjusted EBITDA serves as the key metric for the attainment of our primary annual incentive program. These measures may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
About Sotera Health
Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.
INVESTOR RELATIONS CONTACTS
Jason Peterson
Vice President & Treasurer, Sotera Health
IR@soterahealth.com
MEDIA CONTACT
Kristin Gibbs
Chief Marketing Officer, Sotera Health
kgibbs@soterahealth.com
Source: Sotera Health Company

###

Sotera Health Company
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Service	$237,918	$220,377	$905,598	$864,828
Product	72,321	31,213	143,690	138,859
Total net revenues	310,239	251,590	1,049,288	1,003,687
Cost of revenues:
Service	106,921	98,105	418,611	390,860
Product	23,235	11,765	53,519	55,823
Total cost of revenues	130,156	109,870	472,130	446,683
Gross profit	180,083	141,720	577,158	557,004
Operating expenses:
Selling, general and administrative expenses	60,358	65,949	236,667	245,714
Amortization of intangible assets	15,701	15,603	63,799	62,940
Total operating expenses	76,059	81,552	300,466	308,654
Operating income	104,024	60,168	276,692	248,350
Interest expense, net	42,653	32,269	142,878	80,144
Illinois EO litigation settlement	—	408,000	—	408,000
Georgia EO litigation settlement	—	—	35,000	—
Impairment of investment in unconsolidated affiliate	—	—	—	9,613
Foreign exchange (gain) loss	(227)	647	159	145
Other income, net	(4,072)	(2,246)	(7,372)	(6,441)
Income (loss) before income taxes	65,670	(378,502)	106,027	(243,111)
Provision (benefit) for income taxes	26,989	(58,783)	54,651	(9,541)
Net income (loss)	$38,681	$(319,719)	$51,376	$(233,570)

Earnings (loss) per share:
Basic	$0.14	$(1.14)	$0.18	$(0.83)
Diluted	0.14	(1.14)	0.18	(0.83)
Weighted average number of shares outstanding:
Basic	281,335	280,417	281,008	280,096
Diluted	283,339	280,417	283,222	280,096

Sotera Health Company
Segment Data
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Segment revenues:
Sterigenics	$172,196	$161,669	$667,130	$626,646
Nordion	79,835	34,088	160,459	153,639
Nelson Labs	58,208	55,833	221,699	223,402
Total net revenues	$310,239	$251,590	$1,049,288	$1,003,687
Segment income:
Sterigenics	$94,753	$89,056	$362,212	$339,144
Nordion	53,316	20,298	96,678	89,477
Nelson Labs	18,679	20,259	69,139	77,628
Total segment income	166,748	129,613	528,029	506,249
Less adjustments:
Interest expense, net(a)	33,793	24,516	116,068	78,490
Depreciation and amortization(b)	40,722	36,462	157,925	145,554
Share-based compensation(c)	8,229	6,256	32,364	21,211
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(d)	(3,011)	7,938	(1,552)	3,150
Acquisition and divestiture related charges, net(e)	120	420	937	1,398
Business optimization project expenses(f)	217	617	7,310	2,226
Plant closure expenses(g)	55	954	(585)	4,730
Impairment of investment in unconsolidated affiliate(h)	—	—	—	9,613
Professional services and other expenses relating to EO sterilization facilities(i)	20,222	22,401	72,122	72,639
Georgia EO litigation settlement(j)	—	—	35,000	—
Illinois EO litigation settlement(k)	—	408,000	—	408,000
Accretion of asset retirement obligation(l)	731	550	2,413	2,194
COVID-19 expenses(m)	—	1	—	155
Consolidated income (loss) before income taxes	$65,670	$(378,502)	$106,027	$(243,111)
(a)The three and twelve months ended December 31, 2023 excludes $8.8 million and $26.8 million, respectively, of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and twelve months ended December 31, 2022 exclude a $7.8 million and $1.7 million net decrease, respectively, in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(b)Includes depreciation of Co-60 held at gamma irradiation sites.
(c)Represents share-based compensation expense to employees and non-employee directors.
(d)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate derivatives not designated as hedging instruments.
(e)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioSciences Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(f)Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(g)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended December 31, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(h)Represents an impairment charge on an equity method investment in a joint venture.
(i)Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $8.8 million and $26.8 million, respectively, of interest expense, net for the three and twelve months ended December 31, 2023 associated with Term Loan B that was issued to finance the $408.0 million settlement of 880 pending and threatened EO claims against Sterigenics U.S., LLC and Sotera Health LLC (“the Defendant Subsidiaries”) in Illinois under Settlement Agreements entered into on March 28, 2023.

Sotera Health Company
Segment Data
(in thousands)
(unaudited)
(j)Represents the cost to settle 79 pending EO claims against the Defendant Subsidiaries in Georgia under a Settlement Term Sheet entered into on December 21, 2023.
(k)Represents the cost to settle 880 pending and threatened EO claims against the Defendant Subsidiaries in Illinois under Settlement Agreements entered into on March 28, 2023.
(l)Represents non-cash accretion of asset retirement obligations related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(m)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.

Sotera Health Company
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents, including restricted cash	$301,654	$396,294
Accounts receivable, net	147,696	118,482
Inventories, net	48,316	37,145
Other current assets	59,578	93,089
Total current assets	557,244	645,010
Property, plant, and equipment, net	946,914	774,527
Operating lease assets	24,037	26,481
Other intangible assets, net	416,318	491,265
Goodwill	1,111,190	1,101,768
Other assets	74,717	78,654
Total assets	$3,130,420	$3,117,705
Liabilities and equity
Total current liabilities	$230,654	$791,567
Long-term debt, less current portion	2,223,674	1,747,115
Other noncurrent liabilities	167,904	160,761
Deferred income taxes	64,454	68,024
Total liabilities	2,686,686	2,767,467
Total equity	443,734	350,238
Total liabilities and equity	$3,130,420	$3,117,705

Sotera Health Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2023	2022
Operating activities:
Net income (loss)	$51,376	$(233,570)
Non-cash items	204,177	102,297
Changes in operating assets and liabilities	(403,285)	409,234
Net cash provided by (used in) operating activities	(147,732)	277,961
Investing activities:
Purchases of property, plant and equipment	(214,975)	(182,378)
Adjustment to purchase of Regulatory Compliance Associates Inc.	—	450
Other investing activities	69	32
Net cash used in investing activities	(214,906)	(181,896)
Financing activities:
Proceeds from revolving credit facility and long-term borrowings	500,000	200,000
Payment of revolving credit facility	(200,000)	—
Payment of long-term borrowings	(2,500)	—
Payments of debt issuance costs and prepayment premium	(25,645)	(31)
Shares withheld for employee taxes on equity awards	(4,089)	(393)
Other financing activities	(1,807)	(1,815)
Net cash provided by financing activities	265,959	197,761
Effect of exchange rate changes on cash and cash equivalents	2,039	(4,456)
Net increase in cash and cash equivalents, including restricted cash	(94,640)	289,370
Cash and cash equivalents, including restricted cash, at beginning of period	396,294	106,924
Cash and cash equivalents, including restricted cash, at end of period	$301,654	$396,294

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$173,842	$75,849
Cash paid during the period for income taxes, net of tax refunds received	50,210	75,496
Purchases of property, plant and equipment included in accounts payable	16,720	16,413

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss)	$38,681	$(319,719)	$51,376	$(233,570)
Amortization of intangible assets	20,058	19,958	81,348	81,554
Share-based compensation(a)	8,229	6,256	32,364	21,211
(Gain) loss on foreign currency and derivatives not designated as hedging instruments, net(b)	(3,011)	7,938	(1,552)	3,150
Acquisition and divestiture related charges, net(c)	120	420	937	1,398
Business optimization project expenses(d)	217	617	7,310	2,226
Plant closure expenses(e)	55	954	(585)	4,730
Impairment on investment in unconsolidated affiliate(f)	—	—	—	9,613
Professional services and other expenses relating to EO sterilization facilities(g)	20,222	22,401	72,122	72,639
Georgia EO litigation settlement(h)	—	—	35,000	—
Illinois EO litigation settlement(i)	—	408,000	—	408,000
Accretion of asset retirement obligations(j)	731	550	2,413	2,194
COVID-19 expenses(k)	—	1	—	155
Income tax benefit associated with pre-tax adjustments(l)	(11,166)	(77,744)	(50,617)	(103,081)
Adjusted Net Income	74,136	69,632	230,116	270,219
Interest expense, net(m)	33,793	24,516	116,068	78,490
Depreciation(n)	20,664	16,504	76,577	64,000
Income tax provision applicable to Adjusted Net Income(o)	38,155	18,961	105,268	93,540
Adjusted EBITDA(p)	$166,748	$129,613	$528,029	$506,249

Net Revenues	$310,239	$251,590	$1,049,288	$1,003,687
Adjusted EBITDA Margin	53.7%	51.5%	50.3%	50.4%
Weighted average number of shares outstanding
Basic	281,335	280,417	281,008	280,096
Diluted	283,339	280,417	283,222	280,096
Earnings (loss) per share
Basic	$0.14	$(1.14)	$0.18	$(0.83)
Diluted	0.14	(1.14)	0.18	(0.83)
Adjusted earnings per share
Basic	$0.26	$0.25	$0.82	$0.96
Diluted	0.26	0.25	0.81	0.96
(a)Represents share-based compensation expense to employees and non-employee directors.
(b)Represents the effects of (i) fluctuations in foreign currency exchange rates, (ii) non-cash mark-to-fair value of embedded derivatives relating to certain customer and supply contracts at Nordion, and (iii) unrealized gains and losses on interest rate derivatives not designated as hedging instruments.
(c)Represents (i) certain direct and incremental costs related to the acquisitions of RCA and BioSciences Labs and certain related integration efforts as a result of those acquisitions, (ii) the earnings impact of fair value adjustments (excluding those recognized within amortization expense) resulting from the businesses acquired, (iii) transition services income and non-cash deferred lease income associated with the terms of the divestiture of the Medical Isotopes business in 2018.
(d)Represents professional fees, exit costs, severance and other payroll costs, and other costs associated with business optimization and cost savings projects relating to the integration of recent acquisitions, operating structure realignment and other process enhancement projects.
(e)Represents professional fees, severance and other payroll costs, and other costs including ongoing lease and utility expenses associated with the closure of the Willowbrook, Illinois facility. The twelve months ended December 31, 2023 also includes a $1.0 million cancellation fee received from a tenant in connection with the termination of an office space lease at the Nordion facility.
(f)Represents an impairment charge on an equity method investment in a joint venture.
(g)Represents litigation and other professional fees associated with our EO sterilization facilities. This includes $8.8 million and $26.8 million, respectively, of interest expense, net for the three and twelve months ended December 31, 2023 associated with Term Loan B that was issued to finance the $408.0 million settlement of 880 pending and threatened EO claims against the Defendant Subsidiaries in Illinois under Settlement Agreements entered into on March 28, 2023.
(h)Represents the cost to settle 79 pending EO claims against the Defendant Subsidiaries in Georgia under a Settlement Term Sheet entered into on December 21, 2023.

(i)Represents the cost to settle 880 pending and threatened EO claims against the Defendant Subsidiaries in Illinois pursuant to Settlement Agreements entered into on March 28, 2023.
(j)Represents non-cash accretion of asset retirement obligations related to Co-60 gamma and EO processing facilities, which are based on estimated site remediation costs for any future decommissioning of these facilities and are accreted over the life of the asset.
(k)Represents non-recurring costs associated with the COVID-19 pandemic, including incremental costs to implement workplace health and safety measures.
(l)Represents the income tax impact of adjustments calculated based on the tax rate applicable to each item. We eliminate the effect of tax rate changes as applied to tax assets and liabilities, and unusual items from our presentation of adjusted net income.
(m)The three and twelve months ended December 31, 2023 excludes $8.8 million and $26.8 million, respectively, of interest expense, net on Term Loan B attributable to the loan proceeds that were used to fund the $408.0 million Illinois EO litigation settlement. The three and twelve months ended December 31, 2022 exclude a $7.8 million and $1.7 million net decrease, respectively, in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(n)Includes depreciation of Co-60 held at gamma irradiation sites.
(o)Represents the difference between the income tax provision/benefit as determined under U.S. GAAP and the income tax benefit associated with pre-tax adjustments described in footnote (l).
(p)$24.4 million and $20.9 million of the adjustments for the three months ended December 31, 2023 and 2022, respectively, and $94.1 million and $83.6 million of the adjustments for the year ended December 31, 2023 and 2022, respectively, are included in cost of revenues, primarily consisting of amortization of intangible assets, depreciation, and accretion of asset retirement obligations.

Sotera Health Company
Non-GAAP Financial Measures
(in thousands, except Net Leverage)
(unaudited)

	Year Ended December 31,
	2023	2022
Current portion of long-term debt	$4,797	$197,119
Long-term debt	2,223,674	1,747,115
Current portion of finance leases	8,771	1,722
Finance leases less current portion	63,793	56,955
Total Debt	2,301,035	2,002,911

Less: cash and cash equivalents	(296,407)	(395,214)
Net Debt	$2,004,628	$1,607,697

Adjusted EBITDA	$528,029	$506,249
Net Leverage	3.8x	3.2x